===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         PHILIP MORRIS COMPANIES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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


                                    [LOGO]
                         PHILIP MORRIS COMPANIES INC.


GEOFFREY C. BIBLE                                               120 PARK AVENUE
CHAIRMAN AND CHIEF EXECUTIVE OFFICER                         NEW YORK, NY 10017

                                                                 March 15, 1999

DEAR STOCKHOLDER:

You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Philip Morris Companies Inc. The meeting will be held at 9:00 a.m. on Thursday, April 29, 1999, at the Philip Morris Manufacturing Center, 3601 Commerce Road, Richmond, Virginia.

At the meeting, we will elect 15 directors and act upon the selection of independent accountants. If presented, we will also vote on four stockholder proposals. There will also be a report on the Company's business, and stockholders will have an opportunity to ask questions.

We anticipate that a large number of stockholders will attend the meeting. As seating is limited, we suggest you arrive by 8:30 a.m., when the auditorium will be opened. If the auditorium is filled, there will be additional seating outside the auditorium from which the proceedings may be viewed. Those needing special assistance at the meeting are requested to write the Corporate Secretary at 120 Park Avenue, New York, New York 10017. For your comfort, and because of overcrowding, we ask that you not bring any packages, briefcases, large pocketbooks or bags into the meeting. Also, cellular and digital phones, audio tape recorders, and video and still cameras will not be permitted into the meeting. If you are a registered stockholder and plan to attend the meeting, please detach and retain the admission ticket that is attached to the proxy card. If your shares are held in the name of a broker or other nominee and you do not have an admission ticket, please bring proof of your share ownership to the meeting.

The vote of each stockholder is important. You can vote by signing, dating and returning the enclosed proxy card. Also, registered stockholders may vote by telephone or over the Internet. Instructions for using these convenient services are set forth on the proxy card. I urge you to vote your proxy as soon as possible. In this way, you can be sure your shares will be voted at the meeting, and you will spare your Company the expense of a follow-up mailing.

                                          Sincerely,
                                          /s/ Geoffrey C. Bible


               For further information about the Annual Meeting,
                          please call 1-800-367-5415

                         PHILIP MORRIS COMPANIES INC.
                                120 Park Avenue
                           New York, New York 10017

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      To be held Thursday, April 29, 1999

To the Stockholders of
PHILIP MORRIS COMPANIES INC.:

The Annual Meeting of Stockholders of Philip Morris Companies Inc. will be held on Thursday, April 29, 1999, at the Philip Morris Manufacturing Center, 3601 Commerce Road, Richmond, Virginia, at 9:00 a.m.

The purpose of the meeting is to:

  (1) Elect 15 directors;

  (2) Ratify the selection of independent accountants for the fiscal year ending December 31, 1999;

  (3) Vote on four stockholder proposals if presented by their proponents;
      and

  (4) Transact such other business as may properly come before the meeting.

Only holders of record of Common Stock at the close of business on March 8, 1999, will be entitled to vote at the meeting.

                                          G. Penn Holsenbeck
                                          Vice President and Secretary

March 15, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Proxies and Voting Information............................................   1

  Solicitation of Proxies.................................................   1

  Voting at the Meeting...................................................   1

Election of Directors.....................................................   2

  General Information.....................................................   2

  Committees of the Board.................................................   2

  The Nominees............................................................   3

  Compensation of Directors...............................................   7

  Certain Relationships...................................................   7

Executive Compensation....................................................   8

  Comparison of Five-Year Cumulative Total Return.........................   8

  Compensation Committee Report on Executive Compensation.................   9

  Summary Compensation Table..............................................  13

  1998 Option Grants......................................................  14

  1998 Option Exercises and Year-End Values...............................  14

  Long-Term Incentive Plan: 1998-2000 Cycle...............................  15

  Pension Plan Table -- Philip Morris Retirement Plan ....................  15

  Employment Contracts, Termination of Employment and Change of Control
   Arrangements...........................................................  16

Ownership of Equity Securities............................................  18

Selection of Independent Accountants .....................................  19

Stockholder Proposals.....................................................  20

Other Matters.............................................................  27

2000 Annual Meeting.......................................................  27

                        PROXIES AND VOTING INFORMATION

Solicitation of Proxies

This proxy statement is furnished by the Board of Directors (the "Board") of Philip Morris Companies Inc., 120 Park Avenue, New York, New York 10017, in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, April 29, 1999, at 9:00 a.m., at the Philip Morris Manufacturing Center, 3601 Commerce Road, Richmond, Virginia, and at any and all adjournments thereof. Mailing of the proxy statement will commence on or about March 15, 1999. Holders of record of the Company's Common Stock (the "Common Stock") at the close of business on March 8, 1999, will be entitled to one vote for each share held on all matters to come before the meeting. On February 26, 1999, there were outstanding 2,425,864,366 shares of Common Stock.

Stockholders are urged to sign and date the enclosed proxy and return it as promptly as possible in the envelope enclosed for that purpose. Registered stockholders can also deliver proxies by calling a toll-free telephone number or by using the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Instructions for voting by telephone or over the Internet are set forth on the enclosed proxy card.

A proxy may be revoked at any time before it has been voted at the meeting by submitting a later dated proxy (including a proxy by telephone or over the Internet) or by giving written notice to the Secretary of the Company. Unless the proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxy will be voted as recommended by the Board. The proxy will also serve to instruct the administrator of the Company's dividend reinvestment and voluntary cash payment plan and the trustee of each defined contribution plan sponsored by the Company how to vote the plan shares of a participating stockholder or employee. The trustee of each defined contribution plan will vote the plan shares for which proxies are not received in the same proportion as the shares for which proxies are received.

Voting at the Meeting

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

The election of each nominee for director requires a plurality of the votes cast. In order to be approved, the votes cast for the selection of independent accountants and for each stockholder proposal must exceed the votes cast against such matters. Abstentions and Broker Shares that are not voted on the matter will not be included in determining the number of votes cast.

Stockholders' proxies are received by the Company's independent proxy processing agent, and the vote is certified by independent inspectors of election. Proxies and ballots that identify the vote of individual stockholders will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the inspectors, but such tallies will provide aggregate figures rather than names of stockholders. The independent inspectors will notify the Company if a stockholder has failed to vote so that he or she may be reminded and requested to do so.

                               ----------------

As used herein, the term "Company" or "Philip Morris" includes Philip Morris Companies Inc. from July 1, 1985, and Philip Morris Incorporated prior to July 1, 1985, and, where appropriate, their subsidiaries.

                             ELECTION OF DIRECTORS

General Information

The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. Members of the Board are kept informed of the Company's businesses by various reports and documents sent to them, as well as by operating and financial reports made at Board and committee meetings by the chairman of the board and other officers. In addition, the Board holds an annual two- or three-day meeting to review the Company's Five-Year Plan.

Regular meetings of the Board are held each month, except March, July and October, and special meetings are held when necessary. The organizational meeting follows immediately after the Annual Meeting of Stockholders. The Board held nine meetings in 1998.

                               ----------------

Committees of the Board

Various committees of the Board have been established to assist it in the discharge of its responsibilities. Those committees are described below.

The Audit Committee meets with management, the Company's independent accountants and its internal auditors to consider the adequacy of the Company's internal controls and other financial reporting matters. The Audit Committee recommends to the Board the engagement of the Company's independent accountants, discusses with the independent accountants their audit procedures, including the proposed scope of the audit, the audit results and the accompanying management letters and, in connection with determining their independence, reviews the services performed by the independent accountants. This committee also monitors compliance with the Company's Business Conduct Policy and the Company's preparations for dealing with the Year 2000 issue. The Audit Committee met four times in 1998. The current members of the committee are: Robert E. R. Huntley (Chair); Elizabeth E. Bailey; William H. Donaldson; Richard D. Parsons; John S. Reed; and Stephen M. Wolf.

The Committee on Public Affairs and Social Responsibility reviews and monitors the Company's policies, practices and programs with respect to public issues of importance to stockholders, the Company and the general public, to the extent those matters are not the responsibility of other committees of the Board. This committee met two times in 1998. The current members of the committee are: Jane Evans (Chair); Elizabeth E. Bailey; Murray H. Bring; Harold Brown; J. Dudley Fishburn; Robert E. R. Huntley; John D. Nichols; Lucio
A. Noto; Richard D. Parsons; and Stephen M. Wolf.

The Compensation Committee is responsible for administering the Company's compensation programs and remuneration arrangements for its highest-paid executives, including the chief executive officer, and for reviewing the succession plans for the chief executive officer and other senior executives. The committee's Report on Executive Compensation appears elsewhere in this proxy statement. This committee met four times in 1998. The current members of the committee are: John S. Reed (Chair); Harold Brown; Robert E. R. Huntley; Richard D. Parsons; and Stephen M. Wolf.

The Corporate Employee Plans Investment Committee oversees the investment of certain employee benefit plan assets. This committee met four times in 1998. The current members of the committee are: William H. Donaldson (Chair); Harold Brown; Jane Evans; John D. Nichols; John S. Reed; Carlos Slim Helu; and Louis
C. Camilleri, the Company's chief financial officer.

The Executive Committee has authority to act for the Board on most matters during intervals between Board meetings. This committee met two times in 1998. The current members of the committee are: Geoffrey C. Bible (Chair); Elizabeth
E. Bailey; William H. Donaldson; Rupert Murdoch; Richard D. Parsons; and John
S. Reed.

The Finance Committee monitors the financial condition of the Company and advises the Board with respect to financing needs, dividend policy, share repurchase programs and other financial matters. This committee met four times in 1998. The current members of the committee are: Geoffrey C. Bible (Chair); Harold Brown; William H. Donaldson; J. Dudley Fishburn; Robert E. R. Huntley; John D. Nichols; Lucio A. Noto; John S. Reed; and Louis C. Camilleri, the Company's chief financial officer.

The Nominating and Corporate Governance Committee reviews the qualifications of candidates for director suggested by Board members, management, stockholders and others, considers the performance of incumbent directors in determining whether to nominate them for reelection and recommends to the Board a slate of nominees for election as directors. It advises the Board on all matters concerning corporate governance, to the extent these matters are not the responsibility of other committees, assesses the Board's performance, and makes recommendations to the Board on retirement policies for non-employee directors, the functions and duties of the committees of the Board, general Board practices and the Company's relations with its stockholders. This committee met three times in 1998. The current members of the committee are:
Harold Brown (Chair); William H. Donaldson; Jane Evans; John D. Nichols; Richard D. Parsons; John S. Reed; and Stephen M. Wolf.

                               ----------------

The Nominees

It is proposed that 15 directors be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been elected. The Nominating and Corporate Governance Committee has recommended to the Board and the Board has approved the persons named below as management's nominees and, unless otherwise marked, a proxy will be voted for such persons. Each of the nominees currently serves as a director and was elected by the stockholders at the 1998 Annual Meeting, except for J. Dudley Fishburn, who was elected to the Board effective February 1, 1999. All nominees who served during 1998 attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which they served.

Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the By-Laws to reduce the number of directors.

 [Photo]      Elizabeth E.         Dr. Bailey assumed her present position in
              Bailey               July 1991, having served from July 1990 to
                                   June 1991 as a professor of industrial
              John C. Hower        administration at Carnegie-Mellon
              Professor of         University and as a visiting scholar at the
              Public Policy &      Yale School of Organization and Management.
              Management, The      From 1983 to 1990, she was dean of the
              Wharton School of    Graduate School of Industrial
              the University of    Administration of Carnegie-Mellon
              Pennsylvania,        University. Dr. Bailey serves as a director
              Philadelphia, PA     of the College Retirement Equities Fund,
                                   CSX Corporation, Honeywell Inc., and as a
              Director since       trustee of The Brookings Institution, the
              1989                 National Bureau of Economic Research and
                                   Bancroft NeuroHealth. She is a member of
              Age: 60              the Audit, Executive, Nominating and
                                   Corporate Governance, and Public Affairs and Social Responsibility Committees.





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 [Photo]      Geoffrey C. Bible    Employed by the Company continuously since
                                   1976, Mr. Bible served Philip Morris
             Chairman of the       International Inc. in various executive
             Board and Chief       capacities from 1976 to 1990, becoming its
             Executive Officer     President and Chief Executive Officer in
                                   1987. He served as President and Chief
             Director since        Administrative Officer of Kraft Foods,
             1994                  Inc., from 1990 to 1991, Executive Vice
                                   President, International, of the Company
             Age: 61               from 1991 to April 1993 and Executive Vice
                                   President, Worldwide Tobacco, from April
                                   1993 to June 1994, when he became President and Chief Executive Officer. He assumed his present position in February 1995. He is a director of The News Corporation Limited, the New York Stock Exchange, Inc., Lincoln
                                   Center for the Performing Arts, Inc., and the International Tennis Hall of Fame. Mr.
                                   Bible is chairman of the Executive and
                                   Finance Committees.






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                                       3

[Photo       Murray H. Bring       Employed by the Company continuously since
                                   1988, Mr. Bring had been a partner in
             Vice Chairman,        Arnold & Porter, Washington, DC, since
             External Affairs,     1967. He became Associate General Counsel
             and General           of the Company in January 1988, Senior Vice
             Counsel               President and General Counsel in July 1988,
                                   Executive Vice President, External Affairs,
             Director since        and General Counsel, in December 1994 and
             1988                  assumed his present position in March 1997.
                                   He is a director of the Whitney Museum of
             Age: 64               American Art, the New York University Law
                                   Center Foundation, The William J. Brennan
                                   Center for Justice and The New York City
                                   Opera. Mr. Bring is a member of the
                                   Committee on Public Affairs and Social
                                   Responsibility.

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 [Photo]      Harold Brown         Dr. Brown assumed his present position at
                                   the Center for Strategic and International
                                   Studies in July 1992. Previously and from
            Counselor, Center      1984, he was chairman of the Foreign Policy
            for Strategic and      Institute of the School of Advanced
            International          International Studies, The Johns Hopkins
            Studies,               University. Dr. Brown has been a partner of
            Washington, DC;        Warburg Pincus & Co. since 1990. Dr. Brown
            Partner, Warburg       is a director of Cummins Engine Company,
            Pincus & Co., New      Inc., Evergreen Holdings, Inc., and Mattel,
            York, NY, venture      Inc. Dr. Brown is chairman of the
            capital firm           Nominating and Corporate Governance
                                   Committee and a member of the Compensation,
            Director since         Corporate Employee Plans Investment,
            1983                   Finance, and Public Affairs and Social
                                   Responsibility Committees.
            Age: 71


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 [Photo]      William H.           Mr. Donaldson assumed his present position
              Donaldson            with Donaldson, Lufkin & Jenrette in
                                   October 1995. Previously and from 1991, he
                                   was chairman and chief executive officer of
              Co-founder and       the New York Stock Exchange, Inc., and from
              Senior Advisor,      1980 until 1990, he was chairman and chief
              Donaldson, Lufkin executive officer of Donaldson Enterprises, & Jenrette, New Inc. He serves as a director of Aetna Inc.,
              York, NY,            Bright Horizons Family Solutions Inc.,
              investment           Mail.com, Inc., NEC Corporation
              banking firm         (International Advisory Board), Council for
                                   Excellence in Government, Lincoln Center
              Director since       for the Performing Arts, Inc., Foreign
              1979                 Policy Association and as a trustee for the
                                   Marine Corps University Foundation,
              Age: 67              Carnegie Endowment for International Peace,
                                   and the New York City Police Foundation. He also serves as chairman of the Yale School of Management Advisory Board. Mr. Donaldson is chairman of the Corporate Employee Plans
                                   Investment Committee and a member of the Audit, Executive, Finance, and Nominating and Corporate Governance Committees.




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[Photo]       Jane Evans           Employed by SmartTV since April 1995, Ms.
                                   Evans assumed her present position in
                                   January 1997. From 1991 to 1995 she served
             President and         as vice president and general manager, Home
             Chief Executive       & Personal Services Division of U.S. West
             Officer, SmartTV,     Communications, Inc. Previously and from
             Burbank, CA,          1989, she was president and chief executive
             portable              officer of the InterPacific Retail Group.
             interactivity and     Ms. Evans serves as a director of Georgia-
             electronic            Pacific Corporation, Kaufman and Broad Home
             commerce              Corporation, Main St. and Main, and Pets
                                   Mart, Inc. She also serves on the Board of
             Director since        Trustees of Vanderbilt University. She is
             1981                  chair of the Committee on Public Affairs
                                   and Social Responsibility and a member of
             Age: 54               the Corporate Employee Plans Investment and
                                   Nominating and Corporate Governance
                                   Committees.








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                                       4

[Photo]       J. Dudley            Mr. Fishburn was a Conservative Member of
              Fishburn             Parliament from 1988 to 1997 and also
                                   served as a Parliamentary private secretary
           Director of             in the administrations of Prime Ministers
           Household               Margaret Thatcher and John Major. Prior to
           International           entering Parliament, Mr. Fishburn was
           Corporation and         executive editor of The Economist for nine
           Chairman of its         years. Mr. Fishburn serves as a director of
           British                 Euclidian plc, Cordiant plc, and a fund,
           subsidiary, HFC         backed by the World Bank, that makes
           Bank; Treasurer         investments in Russia. He is chairman of
           of Britain's            the trustees of the Open University in the
           largest charity,        United Kingdom, and a trustee of the Prison
           the National            Reform Trust, the Liver Research Trust, and
           Trust; and              the Notting Hall Housing Association. Mr.
           Associate Editor        Fishburn is a member of the Finance and
           of The Economist,       Public Affairs and Social Responsibility
           United Kingdom          Committees.

           Director since
           February 1, 1999

           Age: 52



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[Photo]       Robert E. R.
              Huntley

                                   Mr. Huntley retired as counsel to the law
              Retired lawyer,      firm of Hunton & Williams in December 1995,
              educator and         a position he had held since December 1988.
              businessman          Previously, Mr. Huntley had served as
                                   chairman, president and chief executive
                                   officer of Best Products Co., Inc.,
              Director since       professor of law at Washington and Lee
              1976                 School of Law and president of Washington
                                   and Lee University. He is chairman of the
              Age: 69              Audit Committee and a member of the
                                   Compensation, Finance, and Public Affairs and Social Responsibility Committees.



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[Photo]       Rupert Murdoch

                                   Mr. Murdoch became head of News Limited of
              Chairman and         Australia in 1954 and in 1959 assumed the
              Chief Executive      position of chief executive of the
              of The News          subsequently formed parent company, The
              Corporation          News Corporation Limited, the interests of
              Limited, New         which include Fox Entertainment Group,
              York, NY,            Inc., Twentieth Century Fox Film
              publishing,          Corporation and Fox Broadcasting Company in
              motion pictures      the United States and The Times and Sunday
              and television       Times in the United Kingdom. He is a
                                   director of Fox Entertainment Group, Inc.
                                   and British Sky Broadcasting Group plc. Mr.
              Director since       Murdoch is a member of the Executive
              1989                 Committee.

              Age: 68





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[Photo]       John D. Nichols      Mr. Nichols retired as chairman of Illinois
                                   Tool Works Inc. in May 1996, a position he
           Retired; formerly       had held since 1986. He was chief executive
           Chairman,               officer from 1982 to September 1995. He
           Illinois Tool           serves as a director of Grand Eagle
           Works Inc.,             Companies Inc., Household International
           Glenview, IL,           Corporation, Rockwell International
           engineered              Corporation, and Junior Achievement of
           components and          Chicago, as a trustee of the Chicago
           industrial              Community Trust, the Lyric Opera of
           systems and             Chicago, the Museum of Science and
           consumables             Industry, and the Chicago Symphony
                                   Orchestra, as a member of the Board of
                                   Overseers for Harvard University, and is
           Director since          chairman of the Art Institute of Chicago.
           1992                    He is a member of the Corporate Employee
                                   Plans Investment, Finance, Nominating and
           Age: 68                 Corporate Governance, and Public Affairs
                                   and Social Responsibility Committees.






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                                       5

[Photo]       Lucio A. Noto        Employed by Mobil continuously since 1962,
                                   Mr. Noto has served Mobil in various
                                   executive capacities, including president
             Chairman and          and chief operating officer from 1993 to
             Chief Executive       March 1, 1998, and chairman and chief
             Officer of Mobil      executive officer from March 1994 to the
             Corporation,          present. Mr. Noto is a director of
             Fairfax, VA           International Business Machines Corporation
                                   and the American Petroleum Institute. He is
             Director since        a member of The Council for the United
             1998                  States and Italy and the Urban Institute.
                                   He is a member of the Finance and Public
             Age: 60               Affairs and Social Responsibility
                                   Committees.



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[Photo]       Richard D.           Mr. Parsons assumed his present position in
              Parsons              February 1995. Previously, he was chief
                                   executive officer of Dime Bancorp, Inc.
            President, Time        (formerly The Dime Savings Bank of New
            Warner Inc., New       York, FSB) from July 1990, having served as
            York, NY, media        president and chief operating officer from
            and entertainment      July 1988. He became chairman in 1991. From
                                   1979 to July 1988, he was a partner in the
            Director since         law firm of Patterson, Belknap, Webb &
            1990                   Tyler. Mr. Parsons also serves as a
                                   director of Citigroup, Inc., Time Warner
            Age: 50                Inc., the Metropolitan Museum of Art,
                                   Lincoln Center for the Performing Arts,
                                   Inc., and the Rockefeller Brothers Fund,
                                   and as a trustee of Howard University. He
                                   is a member of the Audit, Compensation,
                                   Executive, Nominating and Corporate
                                   Governance, and Public Affairs and Social
                                   Responsibility Committees.
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[Photo]       John S. Reed         Mr. Reed assumed his present position with
                                   Citigroup, Inc. in October 1998. He has
                                   also been the Chairman of Citicorp and
            Chairman and Co-       Citibank, N.A. since 1984. Mr. Reed serves
            CEO, Citigroup,        as a director of Monsanto Company,
            Inc., New York,        Telefonica Internacional and Visa USA, as a
            NY                     member of the Corporation of the
                                   Massachusetts Institute of Technology, and
            Director since         as a trustee of the Memorial Sloan-
            1975                   Kettering Cancer Center and the Center for
                                   Advanced Studies in Behavioral Sciences. He
            Age: 60                is chairman of the Compensation Committee
                                   and a member of the Audit, Corporate
                                   Employee Plans Investment, Executive,
                                   Finance, and Nominating and Corporate
                                   Governance Committees.



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                                   Mr. Slim assumed his present position with
[Photo]       Carlos Slim Helu     Grupo Carso, S.A. de C.V. in October 1998.
                                   Previously and from January 1991, he was
                                   chairman of the board of Grupo Carso, S.A.
            Chairman Emeritus      de C.V. He also serves as a director of
            of Grupo Carso,        Empresas ICA Sociedad Controladora S.A. de
            S.A. de C.V.;          C.V. and SBC Communications Inc. He is a
            Chairman of the        member of the Corporate Employee Plans
            Board, Telefonos       Investment Committee.
            de Mexico, S.A.
            de C.V., Mexico

            Director since
            1997

            Age: 59



-------------------------------------------------------------------------------

[Photo]       Stephen M. Wolf      Mr. Wolf assumed his present position in
                                   January 1996. He served as chief executive
            Chairman of US         officer of US Airways Group from January
            Airways Group,         1996 until November 1998. Previously and
            Inc. and US            from August 1994, he was senior advisor in
            Airways, Inc.,         the investment banking firm of Lazard
            Arlington, VA          Freres & Co. LLC. Previously and from 1987,
                                   he was chairman and chief executive officer
            Director since         of UAL Corporation and United Air Lines,
            1993                   Inc. He serves as a director of R.R.
                                   Donnelley & Sons Company and as a trustee
            Age: 57                of Georgetown University and The Brookings
                                   Institution. He is a member of the Audit, Compensation, Nominating and Corporate
                                   Governance, and Public Affairs and Social
                                   Responsibility Committees.



-------------------------------------------------------------------------------

Compensation of Directors

Directors who are full-time employees of the Company receive no additional compensation for services as a director. During 1998, non-employee directors received an annual retainer of $40,000 and fees of $1,500 for each Board meeting attended, $1,000 ($2,500 for the chairman) for each meeting attended of the Board Committees described above, and $500 ($1,000 for the chairman) for each other committee meeting attended. The chairmen of the Audit and the Compensation Committees received $10,000 annual retainers for additional services rendered in connection with committee chairman responsibilities, while the other Board committee chairmen received annual retainers of $5,000.

Each non-employee director receives an annual share distribution equal to the lesser of (i) 1,200 shares, or (ii) that number of shares of Common Stock having an aggregate fair market value equal to the annual retainer paid during the preceding 12 months. On May 1, 1998, each eligible director received 1,068 shares of Common Stock.

A non-employee director may elect to defer meeting fees and all or part of the annual retainer. Deferred amounts are "credited" to an unfunded account and may be "invested" in seven "investment choices," including a Common Stock equivalent account. These "investment choices" parallel the investment options offered to employees under the Philip Morris Deferred Profit-Sharing Plan and determine the "earnings" that are credited for bookkeeping purposes to a director's account. Subject to certain restrictions, a director is permitted to take cash distributions, in whole or in part, from his or her account either prior to or following termination of service.

The Company has entered into employment agreements with each of its officer-directors as described below under "Executive Compensation--Employment Contracts, Termination of Employment and Change of Control Arrangements."

Certain Relationships

A subsidiary of Philip Morris International Inc. participates in a Mexican cigarette joint venture with a subsidiary of Grupo Carso, S.A. de C.V. Mr. Slim is Chairman Emeritus of Grupo Carso.

                            EXECUTIVE COMPENSATION

Comparison of Five-Year Cumulative Total Return

The following graph compares the cumulative total stockholder return on Philip Morris Common Stock for the last five years with the cumulative total return for the same period of the S&P 500 Index, the combined S&P 500 Foods, S&P 500 Beverages (Alcoholic) and S&P 500 Tobacco Indices(/1/), the peer group index(/2/) and a 'revised' peer group index(/3/). The revised peer group index consists of companies that are competitors of the Company's tobacco, food and beer businesses, and others that have been selected on the basis of size, international focus and industry leadership, and accordingly are considered a more appropriate group of companies when comparing total stockholder return. In the future, the revised peer group will be used in lieu of the peer group and the combined S&P 500 Foods, S&P 500 Beverages (Alcoholic) and S&P 500 Tobacco Indices. The graph assumes the investment of $100 in Philip Morris Common Stock and each of the indices on December 31, 1993, and reinvestment of all dividends. In addition to the creation of stockholder value, the Company's executive compensation program is based on financial and strategic results as discussed in the Compensation Committee Report on Executive Compensation.

          EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                               1993      1994       1995      1996      1997      1998

Philip Morris Companies Inc.  $100.00   $109.16    $179.50   $235.04   $293.24   $359.89

Revised Peer Group             100.00    106.10     147.25    180.20    245.24    274.04

Peer Group                     100.00    108.95     156.03    202.88    276.87    353.30

S&P 500                        100.00    101.36     139.32    171.23    228.27    293.38

S&P Food/Bev/Tobacco           100.00    106.35     137.56    161.52    216.90    241.83




(1) No standardized industry index is considered a comparable peer group. The following companies constitute the S&P 500 Foods, S&P 500 Beverages (Alcoholic) and S&P 500 Tobacco Indices: Adolph Coors Company, Anheuser-Busch Companies, Inc., Bestfoods, Brown-Forman Corporation, Campbell Soup Company, ConAgra, Inc., General Mills, Inc., H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, The Quaker Oats Company, Ralston Purina Company, RJR Nabisco Holdings Corp., Sara Lee Corporation, The Seagram Company, Ltd., Unilever N.V., UST Inc. and Wm. Wrigley Jr. Company. Although the Company is a component of the S&P 500 Tobacco Index, it has been excluded for the purpose of this presentation.
(2) The peer group consists of the following companies: American Home Products Corporation, Amoco Corporation, Anheuser-Busch Companies, Inc., ARCO, Bestfoods, The Boeing Company, Bristol-Myers Squibb Company, Chevron Corporation, The Coca-Cola Company, ConAgra, Inc., E.I. du Pont de Nemours and Company, Exxon Corporation, General Electric Company, General Mills, Inc., H.J. Heinz Company, International Business Machines Corporation, Johnson & Johnson, Merck & Company, Inc., Mobil Corporation, PepsiCo, Inc., Pfizer, Inc., The Procter & Gamble Company, RJR Nabisco Holdings Corp., Sara Lee Corporation and Texaco, Inc.
(3) The revised peer group consists of the following companies: Anheuser-Busch Companies, Inc., B.A.T. Industries, Bestfoods, Campbell Soup Company, The Coca-Cola Company, ConAgra, Inc., General Mills, Inc., The Gillette Company, H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, Nestle, Inc., PepsiCo, Inc., The Procter & Gamble Company, The Quaker Oats Company, RJR Nabisco Holdings Corp., Sara Lee Corporation, Unilever N.V. and UST Inc.

Compensation Committee Report on Executive Compensation

To Our Stockholders:

The Compensation Committee is responsible for administering total compensation programs that are designed to:

 . Support the Company's efforts to develop world-class leaders;

 . Match the Company's compensation plans to its business strategies, as well as the external environment;

 . Maximize profitability through growth and efficiency, balancing appropriately the short-term and long-term goals of the Company;

 . Emphasize the relationship between pay and performance by placing a significant portion of compensation at risk and subject to the achievement of financial goals and other critical objectives; and

 . Align the interests of managers with those of stockholders through the use of equity-based incentive awards to link a significant portion of compensation to stock performance.

During 1998, a review of companies with which the Company compares itself for executive compensation purposes was completed, resulting in the development of a compensation survey group. Companies were selected for this group primarily on the basis of being those that the Company competes with for executive talent and that have executive positions similar in magnitude, complexity and scope of responsibility to those of the Company. The compensation survey group is a broader, more diverse group of companies than those included in the peer groups.

The Committee considered the following with respect to its actions during 1998 under the Company's Compensation programs.

 . The financial performance of the Company compared with its annual goals, as measured by earnings-per-share growth, return on equity, volume growth, cost reductions and implementation of strategic initiatives, as well as relevant financial comparisons to companies within the peer group, such as total stockholder return and net income growth;

 . The size and complexity of the Company compared with companies in the peer group;

 . The risk and uncertainty associated with the business, litigation and regulatory environment in which the Company's tobacco businesses currently operate, and the impact of this uncertainty on compensation issues, including employee retention; and

 . The achievement of a settlement of health care cost recovery and other claims of all 50 states and several commonwealths and territories against the Company's domestic tobacco subsidiary and other domestic tobacco companies.

Based on its evaluation of these factors, the Committee determined that it was appropriate to target a total compensation pay objective within the top quartile of the compensation survey group. Based on the most recent information available, total compensation for the executive officer group ranked within the top quartile relative to the compensation survey group. To achieve a further correlation between executive compensation and performance, approximately two-thirds of the compensation awarded to the executive officer group in 1998 was at-risk incentive compensation directly related to the performance of the Company and its business units. This includes annual cash bonuses, long-term performance awards, and long-term stock awards. By design, the majority of executive officers' at-risk compensation consists of equity-based compensation.

Base Salary

Base salary is based on a qualitative evaluation of a variety of factors, including level of responsibility, time in position, prior experience, individual performance and a comparison to salaries paid within the compensation survey group.

Annual Incentives

Annual incentive payments for 1998 were based upon a qualitative evaluation of corporate or business unit performance and an assessment of individual performance. Specific weights were not assigned to the factors considered. At the corporate level, the performance factors were cash flow, net income and earnings per share as measured against the prior year, as well as against the annual business plan. An evaluation of the Company's performance against certain strategic measures, such as response to the business, regulatory and litigation environment, portfolio management, diversity and leadership development, was also considered. At the business unit level, the performance factors included operating income, volume, cash flow and strategic measures, which were evaluated against the prior year and the annual business plan.

For the corporate participants, targeted goals were exceeded, and bonuses were awarded accordingly. Performance varied across the business units, and bonuses were awarded at, above, or below target levels accordingly.

Long-Term Incentives

The Company's 1997 Performance Incentive Plan (the "1997 Plan"), approved by stockholders at the 1997 Annual Meeting, provides for stock options, stock appreciation rights ("SARs"), restricted stock, annual and long-term performance awards, and other "stock-based" awards to be made to key executives who contribute to the management, growth and profitability of the Company.

 . Stock Options. In 1998, the Committee targeted its stock option grant guidelines at the 55th percentile of the compensation survey group. The size of actual stock option grants was adjusted upward or downward based on a subjective evaluation of individual contribution and potential.

 . Restricted Stock. During 1998, the Committee awarded restricted stock to 45 executives, including two of the covered officers named in the Summary Compensation Table. The decision to award restricted stock was made to recognize and reward individuals with high potential and to address specific retention and leadership development needs. The amount of the restricted stock awarded was based on the Committee's subjective assessment of an individual's potential contribution to the future growth and success of the Company.

  The 1998 restricted stock awards for executives whose compensation may be subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code ("IRC") vest after their continued employment with the Company for a ten-year period following the date of award, or at age 65 if sooner. Other 1998 restricted stock awards vest only after the participant's continued employment with the Company for a five-year period following the date of award.

 . Long-Term Performance Awards. A new three-year long-term performance cycle began January 1, 1998. The purpose of long-term performance awards under this performance cycle is three-fold: to reward financial and strategic achievements that are intended to increase value for the Company's stockholders; to strengthen executives' incentives by rewarding them for long-term business unit results within their control; and to provide total long-term compensation (long-term performance awards and stock awards) that is competitive with the compensation survey group.

  Long-term performance awards under this performance cycle will be based on a qualitative evaluation of corporate or business unit performance relative to the strategic plan and on an assessment of individual performance. At the corporate level, the performance factors include discretionary cash flow, earnings per share and total stockholder return. Performance factors vary by business unit and include income from operations, volume, cash flow and return on management investment. No specific weights are assigned to the factors considered; however, the individual performance factor is limited to an adjustment of plus or minus 25%.

Compensation of the Chairman of the Board and Chief Executive Officer

No adjustment to Mr. Bible's base salary was made in 1998. Mr. Bible's current base salary of $1,500,000 ranks below the top quartile of base salaries paid to chief executive officers in the compensation survey group.

The Committee awarded Mr. Bible an annual incentive bonus for 1998 of $3,500,000. A primary factor in determining the size of the award was the Committee's desire to reward Mr. Bible for his leadership in helping to obtain a nationwide settlement of health care cost recovery and other claims of the states against the Company's domestic tobacco subsidiary and other domestic tobacco companies. Based on the most recent data available, Mr. Bible's bonus ranks in the top quartile of bonuses paid to the chief executive officers in the compensation survey group.

Other covered officers received enhanced annual incentive awards in recognition of their contribution to the settlement.

In 1998, the Committee awarded Mr. Bible a ten-year nonqualified stock option for 400,000 shares with an exercise price equal to the fair market value of the stock on the date of grant. The stock option grant was made in tandem with SARs that are payable only in shares of stock, the exercise of which results in the cancellation of the corresponding option.

The primary factors considered in determining the size of Mr. Bible's stock option grant were Mr. Bible's performance with respect to the achievement of key strategic and financial objectives, his efforts to achieve a resolution of litigation and regulatory issues facing the domestic tobacco business, and his actions to ensure that top executive advancement plans are in place. An additional factor was the desire to maintain a position for Mr. Bible comparable to that of other chief executive officers in the compensation survey group.

According to the most recent data available, the amount of Mr. Bible's 1998 total compensation ranks at the 61st percentile of total compensation paid to chief executive officers in the compensation survey group.

Policy with Respect to Qualifying Compensation for Deductibility and Other
Matters

Section 162(m) of the IRC generally limits to $1,000,000 the annual tax-deductible compensation paid to a covered officer. However, the limitation does not apply to performance-based compensation, provided that certain conditions are satisfied. Annual incentive awards to covered officers for 1998 were subject to, and made in accordance with, performance-based compensation arrangements previously implemented by the Company, and long-term performance awards to be made for the performance cycle that began in 1998 are subject to such arrangements.

The Company's policy is generally to preserve the federal income tax deductibility of compensation paid. Accordingly, the Company has taken appropriate actions, to the extent it believes appropriate, to preserve the deductibility of annual incentive, long-term performance, restricted stock and stock option grants. However, notwithstanding the Company's general policy, the Committee has authorized, and will continue to retain the authority to authorize, payments that may not be deductible if it believes that it is in the best interests of the Company and its stockholders. The Committee determined, after an analysis of competitive practices and a thorough review of alternatives, that it was appropriate to continue to pay Mr. Bible a base salary in excess of $1,000,000. This action will cause a portion of his compensation to exceed the $1,000,000 deductibility limit. Certain other elements of annual compensation, such as perquisites, restricted stock (with respect to executive officers who are under age 55 at the time of the award) and dividends paid in cash thereon, payments related to reducing unfunded retirement benefits, tax reimbursements and income resulting from payments made pursuant to plans that do not discriminate in favor of executive officers, may cause a portion of covered officers' income to exceed the deductibility limit.

Federal tax laws have placed increasingly restrictive limits on benefits payable from funded tax-qualified plans, resulting in a substantial portion of retirement benefits being paid from unfunded nonqualified plans. Accordingly, the Company provides funding for individual trusts for covered officers and certain other executives with vested benefits under these plans. During 1998, the Committee determined that it was appropriate to increase funding levels for executives participating in the program. The retirement benefits being funded constitute a relatively small proportion of total compensation compared with the executives' equity interests in the Company in the form of stock, restricted stock and stock options. The amounts held in the individual trusts will offset amounts that would otherwise be payable by the Company and are not intended to increase the total amount of benefits payable to these executives.

Compensation Committee:

John S. Reed, Chairman
Harold Brown
Robert E. R. Huntley
Richard D. Parsons
Stephen M. Wolf

Summary Compensation Table

                                                                               Long-Term Compensation
                                                                           -------------------------------
                                             Annual Compensation                  Awards          Payouts
                                       --------------------------------    --------------------- ---------
                                                                           Restricted Securities
                                                           Other Annual      Stock    Underlying               All Other
Name and Principal Position       Year  Salary     Bonus   Compensation    Value(/1/)  Options     LTIP    Compensation(/2/)
---------------------------       ---- --------- --------- ------------    ---------- ---------- --------- -----------------
                                           $         $          $              $         Shs.        $             $
Geoffrey C. Bible................ 1998 1,500,000 3,500,000   350,861(/3/)        -0-    400,000        -0-      225,000
 Chairman of the Board and        1997 1,375,000 1,900,000   142,505(/3/)        -0-  1,000,000  6,000,000      206,250
 Chief Executive Officer          1996 1,250,000 1,562,500    39,191(/3/)  5,700,000    600,000        -0-      187,500

Murray H. Bring.................. 1998   925,000 2,185,000   268,093(/3/)        -0-    250,000        -0-      138,750
 Vice Chairman, External Affairs, 1997   843,327 1,050,000    63,284(/3/)  2,118,025    200,000  3,050,000      126,499
 and General Counsel              1996   695,000   800,000    22,022(/3/)        -0-    600,000        -0-      104,250

William H. Webb.................. 1998   808,333 1,000,000   205,314(/3/)        -0-    197,400        -0-      121,250
 Chief Operating Officer          1997   745,673   825,000    49,032(/3/)        -0-    159,600  2,775,000      111,851
                                  1996   618,750   690,000    18,384(/3/)        -0-    360,000        -0-       92,813

Louis C. Camilleri............... 1998   705,000 1,000,000    16,872(/3/)  2,452,788    171,100        -0-      105,750
 Senior Vice President,           1997   661,667   725,000     6,466(/3/)  1,477,963    118,600  2,450,000       99,250
 Chief Financial Officer          1996   578,333   550,000       -0-             -0-    270,000        -0-       88,046

Michael E. Szymanczyk............ 1998   601,667   750,000    18,756(/3/)  2,417,125    131,600        -0-       90,250
 President and Chief Executive    1997   492,500   525,000    11,290(/3/)        -0-     66,100  1,550,000       73,875
 Officer, Philip Morris
  Incorporated(/4/)

-------------------
(1) Dollar values of restricted stock are based on the closing price of the Common Stock on the date of award. The awards reflected in the table, together with shares resulting from the reinvestment of dividends thereon, will vest at the sooner of ten years or age 65, unless otherwise determined by the Compensation Committee. During 1998, dividends on the restricted stock awards were paid in cash to the covered officers. On December 31, 1998, each of the covered officers held shares of restricted stock, with a value at such date as follows: Mr. Bible, 440,681 shares, $23,576,434; Mr. Bring, 227,677 shares, $12,180,720; Mr. Webb, 140,449 shares, $7,514,022; Mr. Camilleri, 100,000 shares, $5,350,000; and Mr. Szymanczyk, 100,000 shares, $5,350,000.
(2) The amounts in this column consist of allocations to defined contribution plans. The Company provides funding for individual trusts for the covered officers and certain other employees with vested accrued benefits under nonqualified supplemental retirement plans. During 1998, the following amounts, less applicable tax withholding, were deposited in individual trusts for the covered officers to provide funding for allocations to Philip Morris supplemental defined contribution plans for prior years (previously reported as All Other Compensation), and for earnings through June 30, 1998, on such allocations: Mr. Bible, $339,223; Mr. Bring, $160,546; Mr. Webb, $119,389; Mr.
Camilleri, $49,537; and Mr. Szymanczyk, $20,515. The funding of these amounts is not intended to increase total promised benefits.
(3) Includes reimbursement for taxes on a portion of the earnings on assets held in trusts of individual officers. These trust assets offset amounts, otherwise payable by the Company, for benefits under supplemental retirement plans and are not intended to increase total promised benefits.
(4) Mr. Szymanczyk was promoted to his current position during 1997.

1998 Option Grants

                         Number of       Percent of
                           Shares       Total Options
                         Underlying      Granted to                           Grant Date
                          Options       Employees in  Exercise   Expiration    Present
Name                      Granted        Fiscal Year    Price     Date(/1/)   Value(/2/)
----                     ----------     ------------- --------- ------------- ----------
Geoffrey C. Bible.......  400,000(/3/)      2.14%     $39.71875 June 23, 2008 $3,112,000
Murray H. Bring.........  250,000(/3/)      1.34       39.71875 June 23, 2008  1,945,000
William H. Webb.........  197,400           1.06       39.71875 June 23, 2008  1,535,772
Louis C. Camilleri......  171,100           0.92       39.71875 June 23, 2008  1,331,158
Michael E. Szymanczyk...  131,600           0.71       39.71875 June 23, 2008  1,023,848

---------------------
(1) Options that expire on June 23, 2008, are not exercisable until one year after the date of grant. However, in the case of death, permanent disability or retirement, the Compensation Committee has the discretion to accelerate vesting.
(2) In accordance with the Securities and Exchange Commission rules, grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange-traded options. However, stock options granted by the Company are long-term, non-transferable and subject to vesting restrictions, while exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant and the estimated time period until exercise of the option. In calculating the grant date present values set forth in the table, a factor of 23.83% was assigned to the volatility of the Common Stock, based on the monthly closing stock prices and dividends for the five-year period preceding the grant date; the yield on the Common Stock was set at 4.03%, based on an annual dividend rate of $1.60 per share (the dividend rate in effect at the time the options were granted); the risk-free rate of return was fixed at 5.52%, the rate for a five-year U.S. Treasury Note for the month of grant as reported in the Federal Reserve Statistical Release H.15(159); and an estimated time period of five years until exercise was used. Consequently, the grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, an optionee will realize will depend on the excess of market value of the Common Stock over the exercise price on the date the option is exercised.
(3) Stock option grant made in tandem with stock appreciation rights payable only in shares of stock.

1998 Option Exercises and Year-End Values

                                                Total Number of Shares        Total Value of
                          Number                Underlying Unexercised          Unexercised
                         of Shares                  Options Held at      In-the-Money Options Held
                         Acquired                  December 31, 1998     at December 31, 1998(/1/)
                            on        Value    ------------------------- -------------------------
Name                     Exercise   Realized   Exercisable Unexercisable Exercisable Unexercisable
----                     --------- ----------- ----------- ------------- ----------- -------------
Geoffrey C. Bible.......  573,000  $18,848,368  3,795,160     400,000    $88,254,804  $5,512,500
Murray H. Bring.........      -0-          -0-    939,830     430,000     18,557,232   5,875,313
William H. Webb.........      -0-          -0-    644,880     314,400     13,113,530   4,299,919
Louis C. Camilleri......      -0-          -0-    404,740     279,100      7,707,404   3,815,972
Michael E. Szymanczyk...      -0-          -0-    318,040     185,600      6,700,572   2,542,613

---------------------
(1) Based on the closing price of the Common Stock of $53.50 on December 31, 1998.

Long-Term Incentive Plan: 1998-2000 Cycle(/1/)

                                     Performance
                                       Period     Estimated Future Payouts(/2/)
                                        Until    -------------------------------
Name                                 Maturation  Threshold   Target    Maximum
----                                 ----------- --------- ---------- ----------
Geoffrey C. Bible...................   3 years     $-0-    $7,500,000 $9,000,000
Murray H. Bring.....................   3 years      -0-     4,665,000  9,000,000
William H. Webb.....................   3 years      -0-     2,712,500  6,103,125
Louis C. Camilleri..................   3 years      -0-     2,557,500  5,754,375
Michael E. Szymanczyk...............   3 years      -0-     2,027,500  4,568,875

---------------------
(1) Awards are expressed as a percentage of aggregate salary and annual bonus earned by participants during the three-year performance cycle commencing on January 1, 1998, and ending on December 31, 2000. Future payouts are based on a qualitative evaluation of corporate or business unit performance over the plan period and an assessment of individual performance. Specific weights are not assigned to the factors considered. At the corporate level, the performance factors include discretionary cash flow, earnings per share and total stockholder return. Performance factors vary by business unit and include income from operations, volume, cash flow and return on management investment.
(2) Because future payments are based on three-year total cash compensation, the amount of the target award is not presently determinable. However, an estimate is provided based on the assumption that the amount of salary and annual bonus earned in 1998 is earned in each year of the three-year performance cycle. The target award opportunities expressed as a percentage of total cash compensation are 50% for covered officers. The awards from this cycle will be subject to the limits under performance-based compensation arrangements previously implemented by the Company.

Pension Plan Table -- Philip Morris Retirement Plan

 Five-Year
  Average                          Years of Service(/1/)
   Annual       ----------------------------------------------------------------------
Compensation       15            20             25             30             35
------------    --------     ----------     ----------     ----------     ----------
$  500,000      $129,762     $  173,016     $  216,271     $  259,525     $  302,779
   750,000       195,387        260,516        325,646        390,775        455,904
 1,000,000       261,012        348,016        435,021        522,025        609,029
 1,250,000       326,637        435,516        544,396        653,275        762,154
 1,500,000       392,262        523,016        653,771        784,525        915,279
 1,750,000       457,887        610,516        763,146        915,775      1,068,404
 2,000,000       523,512        698,016        872,521      1,047,025      1,221,529
 2,250,000       589,137        785,516        981,896      1,178,275      1,374,654
 2,500,000       654,762        873,016      1,091,271      1,309,525      1,527,779
 2,750,000       720,387        960,516      1,200,646      1,440,775      1,680,904
 3,000,000       786,012      1,048,016      1,310,021      1,572,025      1,834,029

---------------------
(1) At February 1, 1999, Messrs. Bible, Bring, Webb, Camilleri and Szymanczyk had accredited service of 15, 26, 33, 20 and 8 years, respectively.

Messrs. Bible, Bring, Webb, Camilleri and Szymanczyk participate in the tax-qualified Philip Morris Salaried Employees Retirement Plan and one or more supplemental nonqualified pension plans (collectively, the "Retirement Plan"). The Retirement Plan is a non-contributory plan maintained for the benefit of certain employees of the Company. The Retirement Plan provides for fixed retirement benefits in relation to the participant's years of accredited service, five-year average annual compensation (the highest average annual compensation during any period of five consecutive years out of ten years preceding retirement) and applicable Social Security covered compensation amount.

Allowances are payable upon retirement at the normal retirement age of 65 and at earlier ages. Compensation generally includes the amount shown as annual salary and bonus in the Summary Compensation Table. At December 31, 1998, five-year average annual compensation for Mr. Bible was $2,503,500; Mr. Bring, $1,378,057; Mr. Webb, $1,240,512; Mr. Camilleri, $934,519; and Mr. Szymanczyk,
$781,632. However, a participant with more than 35 years of accredited service is limited to the greater of a full retirement allowance based upon 35 years of service and five-year average compensation, including annual bonus awards, or a full retirement allowance based on all service and five-year average compensation, excluding such bonus awards.
Examples of annual retirement allowances payable under the Retirement Plan are set forth in the above table. The examples, which assume retirement at the normal retirement age of 65, are based upon the Social Security covered compensation amount in effect for an employee attaining age 65 in calendar year 1999. Mr. Bible is also eligible to receive a retirement benefit under the retirement plan of a Swiss subsidiary of the Company and under nonqualified supplemental plans based on the Swiss pension plan formula. At his current annual salary, upon retirement at age 65, he would receive, in addition to the retirement allowances payable to him under the Retirement Plan, an annual benefit of Sfr.801,541 (approximately $577,063 on January 27,
1999). Mr. Szymanczyk is also eligible for benefits under the Kraft Foods Retirement Plans. At his current annual salary, upon retirement at age 65, he would receive, in addition to the retirement allowances payable to him under the Retirement Plan, an annual benefit of $35,735. Messrs. Bible and Camilleri are also eligible for benefits under one or more pension plans of other Company subsidiaries. These benefits offset, and are not in addition to, benefits provided under the Philip Morris Retirement Plan. The Company provides funding for individual trusts for the covered officers and certain other employees with benefits under nonqualified supplemental retirement plans. During 1998, the following amounts, less applicable tax withholding, were deposited in individual trusts for the covered officers with respect to the present value of projected benefits expected to be earned through July 1, 1999, under the Philip Morris supplemental pension plans: Mr. Bible, $4,147,507; Mr. Bring, $4,092,664; Mr. Webb, $3,757,651; Mr. Camilleri,
$235,483; and Mr. Szymanczyk, $175,062. The funding of these amounts is not intended to increase total promised benefits.

Employment Contracts, Termination of Employment and Change of Control
Arrangements

The Company has entered into change of control employment agreements with each of its officer-directors and each of its other executive officers, including those named in the Summary Compensation Table. The agreements provide that, if the executive is terminated other than for cause within three years after a change of control of the Company or if the executive terminates his or her employment for good reason within such three-year period or voluntarily during the 30-day period following the first anniversary of the change of control, the executive is entitled to receive a lump-sum severance payment equal to two and one-half times the sum of base salary and highest annual bonus, together with certain other payments and benefits, including continuation of employee welfare benefits. An additional payment is required to compensate the executive for excise taxes imposed upon payments under the agreement.

Effective February 1, 1999, Andreas Gembler, a covered officer in last year's proxy statement, retired as President and Chief Executive Officer of Philip Morris International Inc. In connection with his retirement, Mr. Gembler entered into agreements to provide consulting services through December 2000, at a monthly fee of $28,695. Mr. Gembler's agreements also provide for a prorated payout on or before February 15, 2001, of his Long-Term Incentive Plan Award based on 13 months' participation in the 36-month plan cycle. Assuming compliance with the non-competition provision of his agreements, 35,000 restricted shares awarded in 1995 will vest in June 2000, and his June 1998 stock option grant of 144,800 shares will vest in accordance with its regular vesting schedule in June 1999. Mr. Gembler will forfeit 13,000 restricted shares awarded in 1995, 52,000 restricted shares awarded in 1998 and 72,000 shares from his January 1996 stock option grant. Mr. Gembler's agreements also confirm his entitlement to the retirement benefits described above in the "Pension Plan Table -- Philip Morris Retirement Plan" and provide for the continued use of a company car through December 31, 1999, financial counseling of $10,000 and relocation assistance.

Mr. Bring has an employment agreement with the Company that provides, among other things, for a minimum base salary and participation in benefit plans, including an enhanced retirement benefit.

                        OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of Common Stock beneficially owned as of February 2, 1999, by each director, nominee for director, and executive officer named in the Summary Compensation Table and by the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer and of the group is less than 1% of the outstanding shares.

                                                              Amount and Nature
                                                                of Beneficial
Name                                                         Ownership(/1/)(/2/)
----                                                         -------------------
Elizabeth E. Bailey.........................................         17,198
Geoffrey C. Bible...........................................      4,450,622
Murray H. Bring.............................................      1,234,935
Harold Brown................................................         15,803
Louis C. Camilleri..........................................        550,622
William H. Donaldson........................................         37,403
Jane Evans..................................................         14,873
J. Dudley Fishburn..........................................            -0-
Robert E. R. Huntley........................................         29,103
Rupert Murdoch..............................................         10,103
John D. Nichols.............................................         16,898
Lucio A. Noto...............................................         15,520
Richard D. Parsons..........................................         10,000
John S. Reed................................................         48,500
Carlos Slim Helu............................................          1,068
Michael E. Szymanczyk.......................................        436,955
William H. Webb.............................................        850,776
Stephen M. Wolf.............................................          8,198
Group.......................................................     11,488,020

---------------------
(1) Includes maximum number of shares subject to purchase before April 2, 1999, upon the exercise of stock options, as follows: Mr. Bible, 3,795,160; Mr. Bring, 999,830; Mr. Camilleri, 440,740; Mr. Webb, 683,880; Mr. Szymanczyk, 336,040; and group 9,092,665. Also includes shares of restricted Common Stock as follows: Mr. Bible, 440,681; Mr. Bring, 227,677; Mr. Camilleri, 100,000; Mr. Webb, 140,449; Mr. Szymanczyk, 100,000; and group 1,513,506 (including, 50,000 deferred stock units).
(2) Includes 15,024 shares as to which beneficial ownership is disclaimed, as follows: Mr. Nichols, 2,400 (shares held by children); Mr. Noto, 12,609 (shares held by spouse and daughter); and Mr. Szymanczyk, 15 (shares held by son). Also includes 47,266 additional shares as to which voting and/or investment power is shared with or controlled by another person and as to which beneficial ownership is not disclaimed, as follows: Dr. Brown, 15,803 (shares held in a trust); Mr. Camilleri, 225 (shares held by spouse); Mr. Huntley, 3,600 (shares held in joint tenancy); Mr. Noto, 1,814 (shares held in joint tenancy); and others in group, 25,824 (18,804 shares held by spouse and 7,020 shares held in joint tenancy).

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock.

                                                                      Percent of
                                                                        Common
                                                     Number of           Stock
                                                       Shares         Outstanding
Name and Address of                                 Beneficially      on February
Beneficial Owner                                       Owned           26, 1999
-------------------                                 ------------      -----------
FMR Corp........................................... 181,556,264(/1/)     7.48%
82 Devonshire Street
Boston, MA 02109

---------------------
(1) According to Schedule 13G, dated February 1, 1999, filed with the Securities and Exchange Commission jointly by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company ("Fidelity"), Mr. Johnson is chairman and Ms. Johnson is a director of FMR Corp. and may be deemed to be members of a controlling group with respect to FMR Corp. The
Schedule 13G indicates that at December 31, 1998, (i) Fidelity, a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 169,348,540 shares of Common Stock in its capacity as investment adviser to various registered investment companies (the "Fidelity Funds") (the power to vote such shares resides solely with the boards of trustees of the Fidelity Funds, while the power to dispose of such shares resides with Mr. Johnson, FMR Corp., Fidelity and the Fidelity Funds); (ii) Fidelity Management Trust Company, a bank that is wholly-owned by FMR Corp., was the beneficial owner of 10,576,664 shares of Common Stock; (iii) Mr. Johnson was the beneficial owner, either directly or through trusts, of 35,880 shares of Common Stock; and (iv) Fidelity International Limited, an investment adviser of which Mr. Johnson is chairman but which is managed independently from FMR Corp., was the beneficial owner of 1,595,180 shares of Common Stock. FMR Corp. and Fidelity International Limited each disclaim beneficial ownership of Common Stock beneficially owned by the other.

                     SELECTION OF INDEPENDENT ACCOUNTANTS

Upon the recommendation of the Audit Committee and subject to stockholder approval, the Board has retained PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 1999. PricewaterhouseCoopers LLP was formed during 1998 as a result of the merger of Price Waterhouse LLP and Coopers & Lybrand L.L.P. Coopers & Lybrand L.L.P. had been the independent accountants of the Company since 1933. A representative of PricewaterhouseCoopers LLP will be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and will be available to answer questions.

The Board recommends a vote FOR the selection of PricewaterhouseCoopers LLP.

                             STOCKHOLDER PROPOSALS

Management and the Board take all stockholder proposals seriously. The Company received this year a proposal from the Teamsters General Fund requesting that the Board adopt a policy that the Company "shall not adopt stock option plans to cover top executives, without the prior approval of shareholders." The Company has long had in effect a policy of seeking stockholder approval for its executive stock option plans. The current stock option plan was approved by stockholders in 1997 by 94% of the shares voting on the plan. That plan is scheduled to expire in 2002. In accordance with the Company's policy, and in response to the concerns expressed by the proponent, the Company commits, as it has always intended, to submit its next executive stock option plan to stockholders for approval. In response to this commitment to continue our policy, the proponent has agreed to withdraw its proposal.

Stockholders have submitted the four proposals set forth below. The proposals have been duly considered by the Board, which has concluded that their adoption would not be in the Company's best interests. For the reasons set forth after each proposal, the Board recommends a vote AGAINST each proposal.

       PROPOSAL 1--Protecting Youth from Smoking in Developing Countries

The Congregation of the Sisters of Charity of the Incarnate Word, P.O. Box 230969, 6510 Lawndale, Houston, Texas 77223-0969, claiming beneficial ownership of 1,000 shares of Common Stock, together with four co-proponents, submitted the proposal set forth below. The names, addresses and shareholdings of the co-proponents will be furnished upon request made to the Secretary of the Company.

"WHEREAS, The New York Times editorialized (09/10/97): "Today American tobacco companies win profits and build addiction throughout Asia, where tobacco consumption is growing at the fastest rate in the world. Indeed, American cigarette companies have agreed to the proposed domestic tobacco settlement in part because it does not touch them overseas, where profits are soaring and they can boldly target teen-agers without fear of lawsuits or powerful critics."

-- The editorial also noted that, in Hong Kong, hip clothing stores pass out
   American cigarettes free to their customers and sell Marlboro caps, watches and binoculars.

-- In the U.S.A., our Company's "Action Against Access" calls for the company not to offer free samples of cigarettes or send cigarettes through the mail, place warnings on packages indicating that sales to minors is prohibited, support laws prohibiting tobacco sales to minors, and train retailers not to sell to minors. We see this as an important step.

-- Due, in great part to our company's major marketing thrust, Philip Morris' sale of cigarettes have soared in international markets, particularly in the developing countries of Asia and Eastern Europe.

-- A recent study among school children (average age 10) in Hong Kong found that 95% of the children recognize the brand name Marlboro.

-- At the same time, a 1992, Bush Administration, U.S. Government Accounting
   Office report on "International Trade: Advertising and Promoting U.S. Cigarettes in Selected Asian Countries," indicated extensive violation of host country codes by U.S. cigarette companies.

-- A New York Times article (05/15/94) noted that, despite local Asian governments' efforts to launch anti-smoking campaigns, "but the tobacco companies often find ways around the bans through indirect promotions that skirt the law--sports events, glossy advertisements for clothing brands or travel agencies that bear that name and logo of a cigarette brand."

-- Our company has used movie stars popular with U.S. teens, such as Roger
   Moore and Tom Beringer, to advertise its cigarettes in Asia.

-- Our company was sued in the Philippines in 1987 for allegedly advertising and marketing cigarettes to Filipino children using methods that are prohibited in the United States. Successful litigation in the Philippines or other developing countries could adversely effect the value of our stock.

-- Lawsuits in the United States have alleged that, decades ago, our company conducted advertising and marketing practices that enticed children to smoke. If these lawsuits are successful the value of our stock could be effected and used by people in other nations where similar actions may be demonstrated.

RESOLVED that shareholders request management to implement the same programs that the Company has voluntarily proposed and adopted in the United States to prevent youth from smoking and buying our cigarettes in developing countries.

                             Supporting Statement

Much of the recent growth in cigarette sales has taken place in developing countries. We think this proposal takes a fair and reasonable approach. To protect children from developing countries from smoking and protect our company in future litigation, we urge shareholders to vote for this proposal."

The Board recommends a vote AGAINST this proposal.

The Company shares the proponents' desire to prevent youth smoking and is committed to taking action worldwide to prevent the sale of cigarettes to minors. As we entered 1999, Philip Morris International, our international tobacco company, had 73 youth smoking prevention programs underway in 51 countries, up from 60 programs in 36 countries in March 1998. In developing countries, these programs include a range of retailer-endorsed youth smoking prevention initiatives, including retailer education programs and the posting of minimum-age notices, as well as a variety of education programs in schools to dissuade minors from smoking.

While we agree with the proponents' desire to prevent youth smoking, we disagree with the method they suggest to achieve their objective. The proposal asks us to take a program specifically designed for the United States and apply it in other countries without regard to its effectiveness under local conditions. We believe that, to be effective, programs to combat youth smoking must be adapted to local conditions, many of which are vastly different than those in the United States. The products of Philip Morris International are sold in numerous countries around the world, each with its own culture, laws and market conditions.

Moreover, the unilateral imposition of a U.S. program is not likely to have the desired effect of reducing underage smoking in countries in which Philip Morris International is a relatively small competitor. More than half of all the cigarettes sold outside the United States are manufactured by companies owned by foreign governments. In countries such as these, we believe it is better to work with local governments than to act alone, ineffectively. In contrast to the proposal's well-intentioned but "one size fits all" approach, we believe it makes more sense to continue to take action against youth smoking in a manner that recognizes the diversity of the markets in which Philip Morris International operates.

As we move forward in 1999 and beyond, Philip Morris International intends to build on the momentum of the 73 youth smoking prevention programs already under way. We will work proactively with governments, public health authorities and other participants in the international tobacco industry to achieve more effective results--certainly more effective than the Company could achieve if it acted alone. We will, for example, work with others to support minimum-age laws in countries where they are not yet in effect, and we will work closely with education and health officials to support additional youth anti-smoking programs in schools.

This proposal was defeated by stockholders at the 1997 and 1998 Annual Meetings. The Company continues to believe that the action requested by the proponents is not an effective approach to the important issue of youth smoking in developing countries.

Therefore, your Board urges stockholders to vote AGAINST this proposal.

     PROPOSAL 2--Establish a Review Committee to Investigate and Recommend
             Actions Related to Smuggled Cigarettes of the Company

The Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, Wisconsin 53233, claiming beneficial ownership of 300 shares of Common Stock, submitted the proposal set forth below.

"WHEREAS from one-quarter to one-third of all cigarettes exported by our company end up being smuggled.

-- A 1997 front-page expose in The New York Times, headlined "Cigarette Makers
   Are Seen As Aiding Rise in Smuggling," noted that "tobacco giants deny" any "role in illegal trade," but that "inquiries show there may be one."

-- The article states: "The largest tobacco companies are selling billions of dollars of cigarettes each year to traders and dealers who funnel them into black markets in many countries, say law enforcement officials and participants in the trade. In the last decade, the volume of cigarette smuggling around the world has nearly tripled, according to a leading tobacco research organization. This reflects a general surge in cigarette sales abroad, especially for American brands."

-- The article noted "the companies say they do nothing to encourage the smuggling and do not condone it. But recent criminal investigations in several countries show that people in the tobacco industry have played a significant role at times in stimulating and fueling it."

-- It specifically mentioned "two organized crime groups in Italy [who] take in $500 million a year by smuggling in Marlboros they buy from Swiss dealers selling products made by the Philip Morris Companies, America's largest cigarette maker." It continued, "If the companies say they do not, 'It's a lie,' said Corrado Bianchi, who said he had sold Philip Morris cigarettes as a dealer in Switzerland before retiring two years ago. 'Of course they know.'"

-- The proponents of this resolution believe our Company's and the Industry's full-page ads warning against a "black market" if taxes on cigarettes will be increased fall flat, given the data that shows the alleged involvement of our company in such a market.

RESOLVED: shareholders request the Board to establish a committee of independent directors to determine the extent of our Company's involvement directly or indirectly in smuggling its cigarettes throughout the world and to make appropriate recommendations to ensure that our Company is not involved in any way in selling cigarettes in ways that assist smuggling. This Committee shall report its findings and recommendations to the shareholders prior to the 2000 annual meeting.

                             Supporting Statement

The proponents of this resolution do not believe the Board's defense of the Company's anti-smuggling efforts is sufficient. In urging shareholders to vote against this resolution last year, the company argued:

1. That it has mechanisms in place to keep this from happening. However, the fact that these "mechanisms" seem ineffective is evidenced by the fact that the European Union has called upon the U.S. government to aid it in investigating U.S. tobacco companies for their involvement in the smuggling.

2. That it abides by all laws in the companies where it operates. However, the African, Middle East and European centers of operation for Philip Morris are in Switzerland which does not consider such smuggling to be illegal. Therefore, our company can be involved in smuggling without it being illegal, if Switzerland is considered the corporate source."

The Board recommends a vote AGAINST this proposal.

The Company continues to believe that it is not necessary or appropriate to take the actions requested by the proponent. The Company has a worldwide business conduct policy that requires employees of the Company and its subsidiaries to comply with the laws and regulations of the countries in which they do business, regardless of where its businesses may be headquartered. The policy is monitored on a continuing basis, and significant issues are brought to the attention of the Audit Committee, a Committee composed entirely of independent directors.

Commentators that have looked at the problem of contraband in a vast array of goods have concluded that primary causal factors are governmental policies and practices, such as high levels of taxation and resulting price disparities; trade barriers; insufficient enforcement of customs laws, resulting from diverse factors such as desires to foster trade, lack of enforcement resources, and outdated control structures and mechanisms; as well as socio-cultural influences, all of which are beyond the ability of any single company to control.

Despite its limited ability to address the issue of cigarette smuggling, the Company views it as a serious problem that adversely affects the businesses of its tobacco subsidiaries and their customers and consumers. The Company believes that manufacturers, governments, and other affected parties all should take reasonable steps to address the issue and its underlying causes in a comprehensive manner. Accordingly, the Company's tobacco subsidiaries have undertaken a number of efforts in this area, including cooperating with governmental and intergovernmental efforts to reduce or eliminate the problem; implementing markings and systems that permit the identification of intended markets and/or first customers; and notifying all export customers that, as a condition of doing business with the Company, they must comply with all applicable fiscal and regulatory requirements. The Company and its subsidiaries will continue to review their business practices, procedures and organizations to determine if there are additional measures that might be taken to address the issue.

This proposal was defeated by stockholders at the 1998 Annual Meeting. The Company continues to believe that it is not necessary or appropriate to take the actions requested by the proponent.

Therefore, your Board urges stockholders to vote AGAINST this proposal.

  PROPOSAL 3--Tobacco Executives' Compensation and Reduction of Teen Tobacco

The Christian Brothers Investment Services, Inc., 675 Third Avenue, New York, NY 10017-5704, claiming beneficial ownership of 65,300 shares, together with two co-proponents, submitted the proposal set forth below. The names, addresses and shareholdings of the co-proponents will be furnished upon request made to the Secretary of the Company.

"WHEREAS Our Company's executives consistently state they adamantly oppose smoking by minors. They gave initial agreement to a set of goals to achieve that end as outline in the now-abandoned National Tobacco Settlement Proposal ("settlement").

-- However our company is on record for linking economic penalties for the company if teen smoking did not decrease. In the "settlement" our Company agreed to the payment of fines if smoking by teenagers would not drop drastically by specific dates. Under the penalty section of the proposed "settlement", smoking by people 18 or younger must fall 30% within five years, 50% within seven years and 60% within ten years. For each percentage point representing failure to meet these targets, tobacco companies agreed as a group to pay an $80 million fine, up to a maximum of $2 billion annually.

-- Until now, the Congress and the Clinton Administration have put additional pressure on any "settlement." They've indicated a desire to eliminate liability protection and increase the fines if youth reduction goals are not met. Any action such as this could have the effect of depressing the stock price of our company.

-- Our company's management agreed to the proposed "settlement" knowing the evidence that has shown that the majority of those addicted to the nicotine in cigarettes began smoking as minors, which would mean any consequent decline in youth smoking could, in the long term, have serious economic implications on future domestic sales of our company's tobacco products.

-- While fines may adversely affect stock price and stockholder dividends they seemingly do not negatively affect executive compensation.

-- We believe that managers, as those responsible for developing strategies to achieve these goals, should share in the success or failure of their strategies.

RESOLVED: shareholders request that the Board voluntarily create a formula linking future executive compensation packages with achievement of specific decreases in teen consumption of our company's brands, using the terms of the now-defunct "settlement" as a guide. The formula should penalize executives when the company is not found in compliance with the goals determined and reward them for meeting these goals.

                             Supporting Statement

Since our company has already indicated agreement with youth reduction goals as outlined in the National Settlement, this request is not contingent on approval of the "settlement". If you agree that all parties should bear responsibility for reducing teen smoking, including the executives who agree to and must oversee implementation of plans geared to insure such reductions, please vote "yes" for this resolution."

The Board recommends a vote AGAINST this proposal.

The Company agrees that it is important to reduce the incidence of youth smoking in this country. In 1995, our domestic tobacco subsidiary, Philip Morris U.S.A., launched its "Action Against Access" initiative with the objective of creating an environment in which minimum-age laws were enforced and cigarettes could only be purchased through a face-to-face transaction with proof of age. In 1997 and 1998, Philip Morris U.S.A. and other domestic tobacco manufacturers entered into settlement agreements with all 50 states that prohibit the targeting of youth in the advertising, promotion or marketing of tobacco products, ban outdoor advertising, ban the use of cartoon characters in tobacco advertising and promotion, and require participating manufacturers to affirm corporate principles to reduce underage usage of tobacco products. Above and beyond the actions required by the settlement agreements, Philip Morris U.S.A. announced in late 1998 that it had embarked on a proactive, long-term, $100 million comprehensive youth smoking prevention effort that takes a four-pronged approach to dealing with the youth smoking issue: Communication, Education, Community Action and Access. The first phase of the Communication strategy consists of television ads that started airing nationally in early December 1998, and are designed to convince kids that smoking is not cool and that they do not need to smoke to establish their identity.

The Company disagrees, however, with the proponents' view that tying executive compensation to the youth smoking reduction goals of the now-defunct 1997 proposed federal tobacco resolution will be an effective tool in this campaign. The youth smoking reduction goals in the defunct resolution were dependent on the enactment of a comprehensive regulatory and enforcement scheme and the satisfaction, not only by Philip Morris U.S.A., but also by each other tobacco company and by retailers, distributors, the federal government and the states, of their obligations under the proposed scheme. The Company believes that it would not be in the best interests of stockholders, nor would it further the important policy objectives set forth in the proposal, to tie compensation to the goals of a non-existent program that cannot be achieved by Philip Morris U.S.A. acting on its own.

The Company does believe that management decisions affecting stockholder value should have a direct and meaningful impact on executive compensation. In fact, the Company's compensation programs are already designed to achieve that objective. The Compensation Committee's Report on Executive Compensation, found on pages 9-12 of this proxy statement, emphasizes the Company's objective of aligning management's interests with those of stockholders through the use of equity-based incentive awards. The Report notes that roughly two-thirds of compensation awarded to executive officers in 1998 was at-risk incentive compensation directly related to the performance of the Company and its business units, and that the majority of executive officers' at-risk compensation consists of equity-based compensation.

Therefore, your Board urges stockholders to vote AGAINST this proposal.

         PROPOSAL 4--Ensuring That Tobacco Ads Are Not Youth-Friendly

The Sisters of Charity of the Incarnate Word Health Care System, 2600 North Loop West, Houston, Texas 77092, claiming beneficial ownership of 62,300 shares of Common Stock, submitted the proposal set forth below.

"WHEREAS our Company insists its tobacco ads and ad campaigns are not geared to underage youth and has even taken some actions that would indicate it is serious about ensuring that youth do not use our tobacco products;

-- As concerned shareholders, aware that the future viability of our company's tobacco division is based on ensuring new users, most of whom will continue to use our brands because they began as underage youth;

-- A 1996 University of British Columbia study found that teenagers are three times as likely as adults to respond to cigarette ads and, on average, whenever a cigarette brand increased its advertising budget by 10%, its share of the adult smoking market grew only 3% but its share of teen smokers grew 9%.

-- Cigarettes are the most heavily advertised product in the U.S.A. However, unlike adults, whose consumption patterns do not reflect advertising dollars, the three-most advertised cigarettes in the U.S. are the three used most by underage youth.

-- Further evidence presented in the New England Journal of Medicine, American
   Journal of Public Health, and the Journal of Pediatrics had demonstrated that tobacco advertising plays a significant role in stimulating illegal consumption of tobacco by minors.

-- Such data seems to undermine the stated concern of our company that it is not advertising its tobacco in any way to influence young people to use our products verses those of our competitors. This leaves some shareholders confused as to how to be sure they are not involved in a company whose activities may possibly be illegal at the worst and immoral at the least.

RESOLVED: Shareholders request the Board to implement the following, or its equivalent, as policy for our Company: That, before any promotional, marketing, and/or advertising campaign presently running is allowed to continue or is inaugurated in the future, it must be submitted to independent and certifiable testing to ensure that it is not equally or more appealing to the 14-to-18-age group than groups over 18.

                             Supporting Statement

We suggest that, in creating this approach to testing, that the testing entity be independent of the company and the tobacco industry, with no possible conflict of interest. Its task will be to determine the effectiveness of the campaign in making a positive impression on two age groups: those 18 and under and those spread evenly between 18 and 45. If the test results on the young focus group show the campaign is equal to or exceeds the effectiveness of the older group the (proposed) campaign shall be terminated.

If you agree that independent data showing our company does not advertise in ways that impact underage minors more than adults should be gathered to ensure shareholders we do not target young people, please vote "yes" for this resolution."

The Board recommends a vote AGAINST this proposal.

Your Board does not believe that it is necessary to take the actions requested by the proponent. Both Philip Morris U.S.A., our domestic tobacco company, and Philip Morris International, our international tobacco company, have programs in place, and are subject to legal restrictions, that require that marketing and advertising activities be directed only to adults who choose to smoke.

In the United States, cigarette ads were removed from broadcast media in 1971. In 1995, Philip Morris U.S.A. launched its "Action Against Access" ten-step initiative, with the objective of creating an environment where minimum-age laws were enforced and cigarettes could only be purchased through a face-to-face transaction with proof of age.

More recently, Philip Morris U.S.A. and other domestic tobacco manufacturers entered into a master settlement agreement with 46 states, the District of Columbia and several U.S. Commonwealths and territories, having already reached separate agreements with four other states. Among other provisions, the master settlement agreement prohibits the targeting of youth in the advertising, promotion or marketing of tobacco products; bans all outdoor advertising, including billboards and tobacco advertising in transportation facilities, vehicles, enclosed stadia and shopping malls; bans the use of cartoon characters in all tobacco advertising and promotions; and requires participating manufacturers to affirm corporate principles to comply with the agreement and to reduce underage usage of tobacco products.

Above and beyond the actions required by the master settlement agreement, Philip Morris U.S.A. has embarked on a proactive, long-term, comprehensive $100 million youth smoking prevention effort which takes a four-pronged approach to dealing with the youth smoking issue: Communication,

Education, Community Action and Access. The first phase of the Communication strategy consists of television ads which started airing nationally in early December, 1998, and are designed to convince kids that smoking is not cool and that they do not need to smoke to establish their identity.

Thus, Philip Morris U.S.A. has a long-standing commitment to direct its advertising only to adults who choose to smoke; is subject to comprehensive advertising restrictions and monitoring provisions of the master settlement agreement that prohibit the targeting of youth in the advertising, promotion or marketing of tobacco products; and has launched its own comprehensive youth smoking prevention effort, including advertising specifically designed to help prevent youth smoking.

Philip Morris International also has an extensive and growing series of youth-smoking prevention initiatives which are discussed in the Company's response to stockholder proposal 1 (see pages 21-22 of this proxy statement). Its advertising code prohibits the placement of advertisements in media that are directed principally toward minors and contains many other provisions which codify its commitment to ensuring that its marketing activities around the world are directed only towards adults who have chosen to smoke. In addition, as in the United States, there are existing and proposed laws in many other countries that contain specific prohibitions against youth-oriented tobacco advertising.

Therefore, your Board urges stockholders to vote AGAINST this proposal.

                                 OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote, except that it is possible that stockholder proposals not included in this proxy statement may be presented. If other matters properly come before the meeting, including proposals omitted from this proxy statement and accompanying proxy pursuant to the rules of the Securities and Exchange Commission, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mail, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of D.F. King & Co., Inc., 77 Water Street, New York, NY 10005, at an anticipated cost of $21,000, plus reimbursement of out-of-pocket expenses.

                              2000 ANNUAL MEETING

Stockholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as directors may submit names and biographical data to the Secretary of the Company. The Company's By-Laws prescribe the procedures a stockholder must follow to nominate directors or to bring other business before stockholder meetings. For a stockholder to nominate a candidate for director at the 2000 Annual Meeting, presently anticipated to be held April 27, 2000, notice of the nomination must be received by the Company between October 18 and November 16, 1999. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. For a stockholder to bring other matters before the 2000 Annual Meeting, and to include a matter in the Company's proxy statement and proxy for that meeting, notice must be received by the Company within the time limits described above. The notice must include a description of the proposed business, the reasons therefor and other specified matters. In each case, the notice must be given to the Secretary of the Company, whose address is 120 Park Avenue, New York, NY 10017. Any stockholder desiring a copy of the Company's By-Laws will be furnished one without charge upon written request to the Secretary.

                                          G. Penn Holsenbeck
                                          Vice President and Secretary

March 15, 1999

                                          [Logo]
                                          PHILIP MORRIS COMPANIES INC.



                                          NOTICE OF
                                          ANNUAL MEETING
                                          OF STOCKHOLDERS
                                          THURSDAY,
                                          APRIL 29, 1999
                                          AND PROXY
                                          STATEMENT

                         PHILIP MORRIS COMPANIES INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         ANNUAL MEETING APRIL 29, 1999

                                   P R O X Y

Geoffrey C. Bible and Murray H. Bring, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on the matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the meeting, all shares of the undersigned in Philip Morris Companies Inc. (the "Company") at the annual meeting of stockholders to be held at the Philip Morris Manufacturing Center, Richmond, Virginia, April 29, 1999, at 9:00 a.m., and at all adjournments thereof.

Election of Directors, Nominees:

01. Elizabeth E. Bailey      06. Jane Evans             11. Lucio A. Noto
02. Geoffrey C. Bible        07. J. Dudley Fishburn     12. Richard D. Parsons
03. Murray H. Bring          08. Robert E.R. Huntley    13. John S. Reed
04. Harold Brown             09. Rupert Murdoch         14. Carlos Slim Helu
05. William H. Donaldson     10. John D. Nichols        15. Stephen M. Wolf

This card also serves to instruct the administrator of the Company's dividend reinvestment and voluntary cash payment plan and the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a stockholder or employee participating in any such plan.


SEE REVERSE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE           SEE REVERSE
BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE                 SIDE
REVERSE. YOU NEED NOT MARK ANY BOXES.

--------------------------------------------------------------------------------

                        FOLD AND DETACH PROXY CARD HERE
 RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING


[PHILIP MORRIS LOGO HERE]


Admission Ticket
-----------------------------------
PHILIP MORRIS COMPANIES INC.             DIRECTIONS
1999 ANNUAL MEETING OF                   The Philip Morris Manufacturing Center
STOCKHOLDERS                             is located approximately 6 miles south
Thursday, April 29, 1999                 of downtown Richmond. Take Interstate
9:00 A.M.                                95 to Exit 69 (Bells Road). You may
The Philip Morris Manufacturing Center   request a map by calling 1-800-367-
3601 Commerce Road                       5415.
Richmond, Virginia
1-804-274-5492                           For hotel information in the Richmond
                                         area, please call the Richmond
-----------------------------------      Convention & Tourism Bureau at 1-800-
                                         370-9004.
Please present this ticket to the
Philip Morris representative in the
Registration Area.

--------------------------------------------------------------------------------
IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD ABOVE OR VOTE YOUR SHARES ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE.

--------------------------------------------------------------------------------
See reverse side for instructions on voting your shares electronically over the Internet or by telephone.

[X] Please mark your
    votes as in this
    example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE SELECTION OF INDEPENDENT ACCOUNTANTS AND AGAINST EACH OF THE STOCKHOLDER PROPOSALS.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:


                    FOR    WITHHELD                       FOR   AGAINST  ABSTAIN
1. Election of                          2. Selection of   [ ]     [ ]      [ ]
   Directors       [  ]      [ ]           Independent
   (see reverse)                           Accountants


For, except vote withheld from the following nominee(s):


--------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST

                                      FOR     AGAINST    ABSTAIN
3. Stockholder Proposal No. 1         [ ]       [ ]        [ ]

4. Stockholder Proposal No. 2         [ ]       [ ]        [ ]

5. Stockholder Proposal No. 3         [ ]       [ ]        [ ]

6. Stockholder Proposal No. 4         [ ]       [ ]        [ ]


The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

-----------------------------------------------------------------


-----------------------------------------------------------------
  SIGNATURES(S)                                    DATE

-------------------------------------------------------------------------------
                      - FOLD AND DETACH PROXY CARD HERE -




Philip Morris Companies Inc. encourages you to consider voting your shares electronically over the Internet or by telephone. These convenient ways by which you can vote your shares eliminate the need to return the proxy card.

TO VOTE YOUR SHARES ELECTRONICALLY YOU MUST USE THE CONTROL NUMBER PRINTED IN THE BOX ABOVE JUST BELOW THE PERFORATION. THIS CONTROL NUMBER MUST BE USED TO ACCESS THE SYSTEM.

      TO VOTE OVER THE INTERNET:
      . Have this card and your social security number available
      . Log on to the Internet and go to the web site http://www.eproxyvote.com/mo

      TO VOTE BY TELEPHONE:
      . Using a touch-tone telephone, U.S. and Canadian stockholders may dial toll-free 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week. From outside the U.S. or Canada, stockholders may call collect 1-201-536-8073.

If you choose to vote your shares electronically, there is no need for you to mail your proxy card.

                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.